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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Pre-Effective Amendment No. 1 to Form S-3 (Form S-3, No. 333-130818) and related Prospectus of Bimini Mortgage Management, Inc. for the registration of 5,517,242 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated January 26, 2005, with respect to the financial statements of Bimini Mortgage Management, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP (Certified Public Accountants)
Miami, Florida January 25, 2006

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Consent of Independent Registered Public Accounting Firm